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Exhibit 5.1

June 16, 2014

The Michaels Companies, Inc.
8000 Bent Branch Drive
Irving, Texas 75063

Ladies and Gentlemen:

We have acted as counsel to The Michaels Companies, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (File No. 333-193000) (as amended through the date hereof, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of up to 31,944,445 shares of the common stock, $0.067751 par value per share ("Common Stock"), of the Company, including 4,166,667 shares of Common Stock that may be purchased at the option of J.P. Morgan Securities LLC and Goldman, Sachs & Co. Of the shares of Common Stock to be registered pursuant to the Registration Statement, 27,777,778 shares are being offered by the Company (the "Company Shares") and up to 4,166,667 shares are being offered by certain selling stockholders (the "Selling Stockholder Shares") and, together with the Company Shares, the "Shares"). The Shares are proposed to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (1) the Company Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, and (2) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Ropes & Gray LLP Ropes & Gray LLP

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  Exhibit 5.1